Exhibit 23.3


                         CONSENT OF INDEPENDENT AUDITOR


We consent to the incorporation by reference in The Chalone Group Ltd.'s Registration Statement on Form S-8 (Nos. 33-38070, 33-38038, 33-38037, 33-46966,
33-77086 and 333-80209) and Form S-3 (Nos. 33-89030 and 333-71287) of our report on the audit of the consolidated financial statements of The Chalone Wine Group Ltd., as of December 31, 2002 and 2001, and for the year ended December 31, 2002, and the nine months ended December 31, 2001. Our report which is dated February 21, 2003, appears in The Chalone Wine Group Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2002. Our report refers to a change in the method of accounting for goodwill in 2002.


                               /s/ MOSS ADAMS LLP


Santa Rosa, California
March 27, 2003